Exhibit 99.2

PART 1 – FINANCIAL INFORMATION

Item 1. Financial Statements

SomaLogic, Inc.
Condensed Consolidated Balance Sheets
Unaudited

(in thousands, except share data)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$305,571	$421,830
Investments	148,239	117,758
Accounts receivable, net	20,730	17,006
Inventory	13,884	13,897
Deferred costs of services	379	1,337
Prepaid expenses and other current assets	5,302	9,873
Total current assets	494,105	581,701
Non-current inventory	11,119	4,643
Accounts receivable, net of current portion	8,681	9,284
Property and equipment, net of accumulated depreciation and amortization of $23,126 and $17,899 as of September 30, 2023 and December 31, 2022, respectively	18,172	19,564
Other long-term assets	5,872	5,083
Intangible assets	16,700	16,700
Goodwill	10,399	10,399
Total assets	$565,048	$647,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,458	$16,794
Accrued liabilities	10,829	20,678
Deferred revenue	3,074	3,383
Other current liabilities	2,420	2,477
Total current liabilities	27,781	43,332
Warrant liabilities	2,317	4,213
Deferred revenue, net of current portion	30,944	31,732
Other long-term liabilities	7,267	5,539
Total liabilities	68,309	84,816
Commitments and contingencies (Note 10)
Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 600,000,000 shares authorized; 188,662,349 and 187,647,973 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	19	19
Additional paid-in capital	1,186,420	1,171,122
Accumulated other comprehensive income (loss)	(14)	(513)
Accumulated deficit	(689,686)	(608,070)
Total stockholders’ equity	496,739	562,558
Total liabilities and stockholders’ equity	$565,048	$647,374

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SomaLogic, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
Unaudited

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue
Assay services revenue	$17,866	$17,574	$52,882	$47,305
Product revenue	3,418	1,051	7,513	2,218
Collaboration revenue	763	763	2,288	2,288
Other revenue	1	22,325	212	27,026
Total revenue	22,048	41,713	62,895	78,837
Operating expenses
Cost of assay services revenue	9,994	11,264	31,353	29,215
Cost of product revenue	1,641	406	3,773	1,184
Research and development	10,458	19,419	35,340	50,855
Selling, general and administrative	23,880	49,511	87,642	116,024
Transaction costs	4,157	1,725	4,157	2,839
Total operating expenses	50,130	82,325	162,265	200,117
Loss from operations	(28,082)	(40,612)	(99,370)	(121,280)
Other income
Interest income and other, net	6,087	2,421	16,810	3,468
Change in fair value of warrant liabilities	316	3,371	1,896	30,547
Change in fair value of earn-out liability	—	1,260	15	26,749
Total other income	6,403	7,052	18,721	60,764
Net loss before income tax (provision) benefit	$(21,679)	$(33,560)	$(80,649)	$(60,516)
Income tax (provision) benefit	(478)	618	(482)	610
Net loss	$(22,157)	$(32,942)	$(81,131)	$(59,906)

Other comprehensive income (loss)
Net unrealized (loss) gain on available-for-sale securities	$(27)	$(13)	$501	$(874)
Foreign currency translation loss	(4)	(14)	(2)	(28)
Total other comprehensive (loss) income	(31)	(27)	499	(902)
Comprehensive loss	$(22,188)	$(32,969)	$(80,632)	$(60,808)

Net loss per share, basic and diluted	$(0.12)	$(0.18)	$(0.43)	$(0.33)
Weighted-average shares outstanding used to compute net loss per share, basic and diluted	187,070,510	184,407,874	186,780,699	183,209,213

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SomaLogic, Inc.
Condensed Consolidated Statements of Stockholders’ Equity
Unaudited

(in thousands, except share amounts)

	Three Months Ended September 30, 2023
	Common Stock			Accumulated
	Shares	Amount	Additional Paid-In Capital	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
Balance at June 30, 2023	188,071,445	$19	$1,182,645	$17	$(667,529)	$515,152
Issuance of Common Stock upon vesting of RSUs	590,735	—	—	—	—	—
Issuance of Common Stock upon exercise of options	169	—	—	—	—	—
Stock-based compensation	—	—	3,775	—	—	3,775
Net unrealized loss on available-for-sale securities	—	—	—	(27)	—	(27)
Foreign currency translation loss	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	(22,157)	(22,157)
Balance at September 30, 2023	188,662,349	$19	$1,186,420	$(14)	$(689,686)	$496,739

	Three Months Ended September 30, 2022
	Common Stock			Accumulated
	Shares	Amount	Additional Paid-In Capital	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
Balance at June 30, 2022	183,453,324	$18	$1,134,024	$(947)	$(525,877)	$607,218
Issuance of Common Stock upon vesting of RSUs	12,031	—	—	—	—	—
Issuance of Common Stock upon exercise of options	113	—	—	—	—	—
Stock-based compensation	—	—	16,588	—	—	16,588
Issuance of Common Stock upon Palamedrix acquisition	4,030,472	1	11,832	—	—	11,833
Net unrealized loss on available-for-sale securities	—	—	—	(13)	—	(13)
Foreign currency translation loss	—	—	—	(14)	—	(14)
Net loss	—	—	—	—	(32,942)	(32,942)
Balance at September 30, 2022	187,495,940	$19	$1,162,444	$(974)	$(558,819)	$602,670

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SomaLogic, Inc.
Condensed Consolidated Statements of Stockholders’ Equity
Unaudited

(in thousands, except share amounts)

	Nine Months Ended September 30, 2023
	Common Stock			Accumulated
	Shares	Amount	Additional Paid-In Capital	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2022	187,647,973	$19	$1,171,122	$(513)	$(608,070)	$562,558
Issuance of Common Stock upon vesting of RSUs	776,598	—	—	—	—	—
Issuance of Common Stock upon exercise of options	124,173	—	199	—	—	199
Shares issued under employee stock purchase plan	113,605	—	223	—	—	223
Stock-based compensation	—	—	14,876	—	—	14,876
Impact of adoption of ASC 326	—	—	—	—	(485)	(485)
Net unrealized gain on available-for-sale securities	—	—	—	501	—	501
Foreign currency translation loss	—	—	—	(2)	—	(2)
Net loss	—	—	—	—	(81,131)	(81,131)
Balance at September 30, 2023	188,662,349	$19	$1,186,420	$(14)	$(689,686)	$496,739

SomaLogic, Inc.
Condensed Consolidated Statements of Stockholders’ Equity
Unaudited

(in thousands, except share amounts)

	Nine Months Ended September 30, 2022
	Common Stock			Accumulated
	Shares	Amount	Additional Paid-In Capital	Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2021	181,552,241	$18	$1,110,991	$(72)	$(498,913)	$612,024
Issuance of Common Stock upon vesting of RSUs	12,031	—	—	—	—	—
Issuance of Common Stock upon exercise of options	1,866,669	—	4,752	—	—	4,752
Shares issued under employee stock purchase plan	34,527	—	133	—	—	133
Issuance of Common Stock for services	—	—	50	—	—	50
Stock-based compensation	—	—	34,686	—	—	34,686
Issuance of Common Stock upon Palamedrix acquisition	4,030,472	1	11,832	—	—	11,833
Net unrealized loss on available-for-sale securities	—	—	—	(874)	—	(874)
Foreign currency translation loss	—	—	—	(28)	—	(28)
Net loss	—	—	—	—	(59,906)	(59,906)
Balance at September 30, 2022	187,495,940	$19	$1,162,444	$(974)	$(558,819)	$602,670

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SomaLogic, Inc.
Condensed Consolidated Statements of Cash Flows
Unaudited

(in thousands)

	Nine Months Ended September 30,
	2023	2022
Operating activities
Net loss	$(81,131)	$(59,906)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	15,494	35,025
Depreciation and amortization	5,544	2,890
Noncash lease expense	1,697	(157)
Change in fair value of warrant liabilities	(1,896)	(30,547)
Change in fair value of earn-out liability	(15)	(26,749)
Change in fair value contingent consideration	347	—
Accretion of discount on available-for-sale securities, net	(2,908)	(382)
Provision for excess and obsolete inventory	609	287
Recovery of expected credit losses	(378)	(2)
Cloud computing arrangement expenditures	(1,496)	(8,116)
Loss on disposal of assets	—	927
Deferred income taxes	475	(622)
Other	43	(6)
Changes in operating assets and liabilities:
Accounts receivable	(3,228)	(18,357)
Inventory	(7,072)	(7,298)
Deferred costs of services	958	(755)
Prepaid expenses and other current assets	460	(178)
Other long-term assets	(1,908)	(113)
Accounts payable	(5,464)	4,187
Deferred revenue	(1,097)	30,241
Accrued and other liabilities	(9,874)	5,570
Operating lease liabilities	193	—
Net cash used in operating activities	(90,647)	(74,061)
Investing activities
Palamedrix acquisition, net of cash acquired of $2,521	—	(13,256)
Purchases of property and equipment	(2,519)	(3,770)
Capitalized external use software development costs	(673)	—
Purchases of available-for-sale securities	(171,105)	(186,687)
Proceeds from maturities of available-for-sale securities	140,541	218,450
Proceeds from sales of available-for-sale securities	3,484	—
Net cash (used in) provided by investing activities	(30,272)	14,737
Financing activities
Proceeds from exercise of stock options and employee stock purchase plan	422	4,885
Net cash provided by financing activities	422	4,885
Effect of exchange rates on cash, cash equivalents and restricted cash	(37)	(41)
Net decrease in cash, cash equivalents and restricted cash	(120,534)	(54,480)
Cash, cash equivalents and restricted cash at beginning of period	427,282	440,268
Cash, cash equivalents and restricted cash at end of period	$306,748	$385,788

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in accounts payable	$817	$432
Operating lease assets obtained in exchange for lease obligations	2,022	5,318
Issuance of Common Stock upon Palamedrix acquisition	—	11,832
Consideration payable for acquisition	—	1,448
Issuance of Common Stock for services	—	50

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$305,571	$380,374
Restricted cash included in prepaid expenses and other current assets	547	4,631
Restricted cash included in other long-term assets	630	783
Total cash, cash equivalents and restricted cash at end of period	$306,748	$385,788

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements

Unaudited

Note 1 — Description of Business

Organization and Operations

SomaLogic, Inc. (“SomaLogic” or the “Company”) operates as a protein biomarker discovery company that develops slow off-rate modified aptamers (“SOMAmers®”), which are modified nucleic acid-based protein binding reagents that are specific for their cognate protein, and offer proprietary SomaScan® services, which provide multiplex protein detection and quantification of protein levels in complex biological samples. The SOMAmers®/SomaScan® technology enables researchers to analyze various types of biological samples for protein biomarker signatures, which can be utilized in drug discovery and development. Biomarker discoveries from SomaScan® can lead to diagnostic applications in various areas of diseases including cardiovascular and metabolic disease, nonalcoholic steatohepatitis, and wellness, among others.

SomaLogic, Inc. was incorporated in Delaware on December 15, 2020 as a special purpose acquisition company (“SPAC”) under the name CM Life Sciences II Inc. (“CMLS II”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

On September 1, 2021, we consummated a business combination (the “SPAC Merger”) wherein SomaLogic Operating Co. Inc. (“SomaLogic Operating”), a Delaware corporation formed on October 13, 1999, became a wholly-owned subsidiary of CMLS II. In connection with the closing of the SPAC Merger, we changed our name from CM Life Sciences II Inc. to SomaLogic, Inc.

Unless the context otherwise requires, the terms “we”, “us”, “our”, “SomaLogic" and “the Company" refer to SomaLogic, Inc. and its consolidated subsidiaries. The SPAC Merger and presentation of historical amounts and balances after the SPAC Merger are more fully described in Part II, Item 8 “Financial Statements and Supplementary Data - Note 3 to the Consolidated Financial Statements - Business Combinations” in our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”). Our Common Stock and warrants to purchase Common Stock are listed on the Nasdaq under the ticker symbols “SLGC” and “SLGCW”, respectively.

Other than information discussed herein, there have been no significant changes to our description of business disclosed in our 2022 Form 10-K.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and applicable rules and regulations of the U.S. Securities and Exchange Commission regarding financial reporting. All intercompany transactions and balances have been eliminated in consolidation. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) of the Financial Accounting Standards Board (“FASB”).

Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2022 included in the 2022 Form 10-K.

These unaudited condensed consolidated financial statements have been prepared on the same basis as our annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include normal recurring adjustments considered necessary for a fair presentation of interim financial information, to present fairly our condensed consolidated financial position and our results of operations and cash flows. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any other future annual or interim period.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements

Unaudited

Certain reclassifications have been made to prior period amounts to conform to the current presentation.

Revisions of prior period consolidated financial statements

Capitalized software development costs related to hosting arrangements that are service contracts should be classified as operating activities in the statement of cash flows. We made immaterial revisions to amounts previously reported on our condensed consolidated statement of cash flows for the nine months ended September 30, 2022 in order to reclassify capitalized cloud computing arrangement expenditures from investing activities to operating activities. The table below reflects the revisions:

	Nine Months Ended September 30, 2022
(in thousands)	As Previously Reported	Reclassification	Revised
Operating Activities
Cloud computing arrangement expenditures	$—	$(8,116)	$(8,116)
Net cash used in operating activities	$(65,945)	$(8,116)	$(74,061)

Investing Activities
Purchases of property and equipment	$(11,886)	$8,116	$(3,770)
Net cash provided by investing activities	$6,621	$8,116	$14,737

Supplemental disclosure of non-cash investing and financing activities:
Purchase of property and equipment included in accounts payable	$954	$(522)	$432

The prior misclassification of these capitalized cloud computing arrangement expenditures was not material to the previously issued condensed consolidated financial statements as of and for the nine months ended September 30, 2022.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosed in the accompanying notes. Actual results could differ materially from these estimates.

Significant estimates and assumptions which form the basis of amounts reported in the condensed consolidated financial statements include, but are not limited to, the standalone selling prices of our performance obligations; timing of revenue recognition; fair value measurements; net realizable value of inventory; income taxes; and the fair value of intangible assets acquired in business combinations. We base our estimates on current facts and circumstances, historical experience, forecasted results, and various other assumptions that we believe to be reasonable. We obtain reports from third-party valuation experts to inform and support estimates related to certain fair value measurements.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash, cash equivalents, investments, and accounts receivable. Accounts receivable are unsecured. Cash and cash equivalents are deposited with major financial institutions. In certain accounts, we maintain cash balances in excess of federally insured limits. We have not experienced losses in these accounts and believe that we are not exposed to significant risk.

Significant customers are those that represent more than 10% of total revenues for any period presented in the condensed consolidated statements of operations and comprehensive loss, or that represent more than 10% of the gross accounts receivable balance as of either balance sheet date presented. The table below sets forth percentages of revenue and gross accounts receivable attributable to significant customers:

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements

Unaudited

	Accounts Receivable		Revenue
			Three months ended September 30,		Nine months ended September 30,
	September 30, 2023	December 31, 2022	2023	2022	2023	2022
Customer A	11%	11%	15%	13%	29%	19%
Customer B(1)	44%	51%	*	53%	*	33%
Customer C	17%	*	24%	*	13%	*

(1)	All revenue related to accounts receivable from Customer B was recognized during the year ended December 31, 2022.

*            less than 10%

International sales entail a variety of risks, including currency exchange fluctuations, longer payment cycles, and greater difficulty in accounts receivable collection. Customers outside the United States collectively represent 55% and 28% of our revenues for the three months ended September 30, 2023 and 2022, respectively, and represent 58% and 33% of our revenues for the nine months ended September 30, 2023 and 2022, respectively. Customers outside of the United States collectively represented 33% and 23% of our gross accounts receivable balance as of September 30, 2023 and December 31, 2022, respectively.

Certain components included in our products require customization and are obtained from a single source or a limited number of suppliers.

Business Combinations

We account for business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Application of this method of accounting requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed generally be measured and recognized at fair value as of the acquisition date and (ii) the excess of the purchase price over the net fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill. Transaction costs related to business combinations are expensed as incurred and classified as selling, general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss. Determining the fair value of assets acquired and liabilities assumed in a business combination requires management to use significant judgment and estimates, especially with respect to intangible assets.

During the measurement period, which extends one year from the acquisition date, we may record certain adjustments to the carrying value of the assets acquired and liabilities assumed with a corresponding adjustment to goodwill.

Contingent Consideration

Acquisition-related contingent consideration was initially recorded in the condensed consolidated balance sheets at its acquisition-date estimated fair value, in accordance with the acquisition method of accounting. Contingent consideration liabilities contractually due beyond 12 months are recorded in other long-term liabilities on the condensed consolidated balance sheets. The fair value of the acquisition-related contingent consideration is remeasured each reporting period, with changes in fair value recorded in selling, general and administrative expenses in the condensed consolidated statements of operations and comprehensive loss. The fair value measurement is based on significant inputs not observable by market participants and thus represents a Level 3 input in the fair value hierarchy.

Accounts Receivable and Allowance for Expected Credit Losses

Effective January 1, 2023, we adopted the requirements of ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), along with the subsequently issued guidance amending and clarifying various aspects of ASU 2016-13, using the modified retrospective method of adoption. In accordance with that method, the comparative periods’ information continues to be reported under the relevant accounting guidance in effect for that period. For the current period, the standard replaces the existing incurred credit loss model with the current expected credit losses model for financial instruments, including accounts receivable, through a cumulative-effect adjustment to accumulated deficit as of the beginning of the first reporting period in which the guidance is effective.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements

Unaudited

Accounts receivable are recorded at invoiced amounts, net of an allowance for expected credit losses. We are exposed to credit losses primarily through sales of products and services. The estimation of the allowance for expected credit losses is based on historical loss experience, the current aging status of receivables, current and estimated future economic and market conditions, and specific customer accounts considered to be at risk or uncollectible. We write off accounts receivable against the allowance for expected credit losses when we determine a balance is uncollectible and cease collection efforts. We did not write off any material accounts receivable balances during the periods ended September 30, 2023 and 2022.

The non-current portion of accounts receivable primarily consists of guaranteed minimum fixed royalty payments owed to us under licensing agreements. Non-current accounts receivable are recorded net of significant financing components.

Inventory

Inventory is stated at the lower of cost (on a first-in, first-out basis) or net realizable value. Cost is determined using a standard cost system, whereby the standard costs are updated periodically to reflect current costs. We estimate the recoverability of inventory by referencing estimates of future demands and product life cycles, including expiration. We periodically analyze our inventory levels to identify inventory that may expire prior to expected usage, no longer meets quality specifications, or has a cost basis in excess of its estimated net realizable value, and record a charge to cost of revenue for such inventory as appropriate. Inventory that is not expected to be used within 12 months of the balance sheet date is classified as non-current inventory in the accompanying condensed consolidated balance sheets.

Intangible Assets

Intangible assets primarily consists of acquired in-process research and development (“IPR&D”). IPR&D relates to substantial research and development efforts that are incomplete at the acquisition date. IPR&D intangible assets are considered indefinite-lived until the completion or abandonment of the associated research and development efforts. During the development phase, these assets are not amortized but are tested for impairment annually during the fourth quarter of the year or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. Once the IPR&D activities are completed, the intangible asset is amortized over its useful life on a straight-line basis.

Goodwill

Goodwill represents the excess of the purchase price from business combinations over the fair value of the net assets acquired. Goodwill is not amortized but is tested for impairment at least annually during the fourth quarter, or more frequently if events or changes in circumstances indicate that it may be impaired. All of our goodwill is assigned to our one reporting unit.

We perform impairment testing by first assessing qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. If we conclude that that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then a quantitative test is required.

If the estimated fair value of the reporting unit exceeds the carrying amount, goodwill is not considered to be impaired. If the carrying value exceeds estimated fair value, there is an impairment of goodwill and an impairment loss would be recorded. The impairment loss is calculating by comparing the fair value of the reporting unit less the carrying amount, including goodwill. Goodwill impairment would be limited to the carrying value of goodwill. There were no goodwill impairment losses recorded in any period presented.

Software Development Costs

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements

Unaudited

Internal-Use Software

The Company capitalizes certain internal and external costs related to the acquisition and development of internal-use software or cloud computing arrangements during the application development stages of projects. The costs incurred for development of software intended for internal use and cloud computing arrangements are capitalized in accordance with ASC 350-40, Goodwill and Other, Internal-Use Software. These costs are included in property and equipment, net of accumulated depreciation and amortization in the condensed consolidated balance sheets.

When the software is ready for its intended use, the Company amortizes these costs using the straight-line method over the estimated useful life of the asset, or, for cloud computing service arrangements, over the term of the hosting arrangement. Costs incurred during the preliminary project or the post-implementation/operation stages of the project are expensed as incurred.

Software Developed for Sale

The costs incurred for the development of computer software to be sold, leased, or otherwise marketed are capitalized in accordance with ASC 985-20, Costs of Software to be Sold, Leased or Marketed, when technological feasibility has been established. Technological feasibility generally occurs when all planning, design, coding and testing activities are completed that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. The establishment of technological feasibility is an ongoing assessment of judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in technology. Capitalized software costs include direct labor and related expenses for software development for new products. Capitalized software costs are included in other long-term assets in the condensed consolidated balance sheets. Costs to develop software to be sold are not yet subject to amortization as our software to be sold was not available for general release as of September 30, 2023.

Impairment of Long-Lived Assets

We evaluate a long-lived asset (or asset group) for impairment whenever events or changes in circumstances indicate that the carrying value of the asset (or asset group) may not be recoverable. If indicators of impairment exist and the undiscounted future cash flows that the asset is expected to generate are less than the carrying value of the asset, an impairment loss is recorded to write down the asset to its estimated fair value based on a discounted cash flow approach. There were no impairment losses recorded in any period presented.

Leases

We determine if an arrangement is a lease at inception of the contract. Operating lease right-of-use (“ROU”) assets are included in other long-term assets, and operating lease liabilities are included in other current liabilities and other long-term liabilities in the condensed consolidated balance sheets.

ROU assets and operating lease liabilities are recognized based on the present value of the future lease payments over the lease term at commencement date. As the implicit rate in our leases is generally unknown, we use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. We give consideration to our credit risk, term of the lease, total lease payments and adjust for the impacts of collateral, as necessary, when calculating our incremental borrowing rates.

Operating lease ROU assets include lease incentives and initial direct costs incurred. When the lease incentives specify a maximum level of reimbursement and we are reasonably certain to incur reimbursable costs equal to or exceeding this level, we include the lease incentive in the measurement of the ROU assets and lease liabilities at commencement. The lease terms may include options to extend or terminate the lease when it is reasonably certain we will exercise any such options. Lease costs for our operating leases are recognized on a straight-line basis within operating expenses over the lease term in the condensed consolidated statements of operations and comprehensive loss.

We have lease agreements with lease and non-lease components. However, we have elected the practical expedient to not separate lease and non-lease components for all of our existing classes of assets. Therefore, the lease and non-lease components are accounted for as a single lease component. We have also elected to not apply the recognition requirement to any short-term leases with a term of 12 months or less.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements

Unaudited

We monitor for events or changes in circumstances that may require a reassessment or impairment of our leases, at which time our ROU assets for operating leases may be reduced by impairment losses.

Warrant Liabilities

During February 2021, in connection with CMLS II’s initial public offering, CMLS II issued 5,519,991 warrants (the “Public Warrants”) to purchase shares of Common Stock at $11.50 per share. Simultaneously, with the consummation of the CMLS II initial public offering, CMLS II issued 5,013,333 warrants through a private placement (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”) to purchase shares of Common Stock at $11.50 per share. All of the Warrants were outstanding as of September 30, 2023.

We classify the Warrants as liabilities on our condensed consolidated balance sheets as these instruments are precluded from being indexed to our own stock given that the terms allow for a settlement adjustment that does not meet the scope for the fixed-for-fixed exception in ASC 815, Derivatives and Hedging (“ASC 815”). Since the Warrants meet the definition of a derivative under ASC 815-40, we recorded these warrants as long-term liabilities at fair value on the date of the SPAC Merger, with subsequent changes in their respective fair values recognized within change in fair value of warrant liabilities in the condensed consolidated statements of operations and comprehensive loss at each reporting date. See Note 11, Stockholders' Equity, for more information on the Warrants.

Earn-Out Liability

As a result of the SPAC Merger, additional shares of Common Stock were provided to SomaLogic Operating shareholders and to certain employees and directors of SomaLogic (“Earn-Out Service Providers”) of up to 3,500,125 and 1,499,875, respectively (the “Earn-Out Shares”). The Earn-Out Shares would have been payable if the price of our Common Stock had equaled or exceeded $20.00 for a period of at least 20 out of 30 consecutive trading days at any time between the 13- and 24-month anniversary of the closing date of the SPAC Merger (the “Triggering Event”).

The Earn-Out Shares granted to shareholders are recognized as a liability in accordance with ASC 815. The liability was included as part of the consideration transferred in the SPAC Merger and was recorded at fair value and is included in other long-term liabilities in the condensed consolidated balance sheets. The earn-out liability is remeasured at the end of each reporting period, with subsequent changes in fair value recognized within change in fair value of earn-out liability in the condensed consolidated statements of operations and comprehensive loss. As of September 30, 2023, the Earn-Out Shares have been forfeited as the 24-month anniversary of the closing date of the SPAC Merger has passed.

Revenue Recognition

We recognize revenue from sales to customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 provides a five-step model for recognizing revenue that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation.

We recognize revenue when or as control of promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue.

Payment terms may vary by customer, are based on customary commercial terms, and are generally less than one year. We do not adjust revenue for the effects of a significant financing component for contracts where the period between the transfer of the good or service and collection is one year or less. We expense incremental costs to obtain a contract when incurred since the amortization period of the asset that would otherwise be recognized is one year or less.

SomaLogic, Inc.
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Assay Services Revenue

We generate assay services revenue primarily from the sale of SomaScan® services. SomaScan® service revenue is derived from performing the SomaScan® assay on customer samples to generate data on protein biomarkers. Revenue from SomaScan® services is recognized at the time the analysis data or report is delivered to the customer, which is when control has been transferred to the customer. SomaScan® services are sold at a fixed price per sample without any volume discounts, rebates, or refunds.

The delivery of each assay data report is a separate performance obligation. For arrangements with multiple performance obligations, the transaction price must be allocated to each performance obligation based on its relative standalone selling price. Judgment is required to determine the standalone selling price for each distinct performance obligation as there are few directly comparable products in the market and factors such as customer size are factored into the determination of selling price. We determine standalone selling prices based on amounts invoiced to customers in observable transactions.

Product Revenue

Product revenue primarily consists of equipment and kit sales to customers that assay samples in their own laboratories, referred to as authorized sites. Equipment is generally accounted for as a bundle with installation, qualification and training services. Revenue is recognized based on the progress made toward achieving the performance obligation utilizing input methods, including costs incurred. Revenue from kit sales is recognized upon transfer of control to the customer. Shipping and handling costs billed to customers are included in product revenue in the condensed consolidated statements of operations and comprehensive loss.

Collaboration Revenue

In July 2011, NEC Corporation (“NEC”) and SomaLogic entered into a Strategic Alliance Agreement (the “SAA”) to develop a professional software tool to enable SomaScan® customers to easily access and interpret the highly multiplexed proteomic data generated by SomaLogic’s SomaScan® assay technology in the United States. To support this development, NEC made an upfront payment of $12.0 million. This agreement includes a clause whereby if there is a material breach of the contract or change in control of SomaLogic, we may be required to pay a fee to terminate the agreement.

We determined that the SAA met the criteria set forth in ASC 808, Collaborative Arrangements, (“ASC 808”) because both parties were active participants and were exposed to significant risks and rewards dependent on commercial failure or success. We recorded the upfront payment as deferred revenue to be recognized over the period of performance of 15 years. The revenue was recorded in collaboration revenue in the condensed consolidated statements of operations and comprehensive loss.

In March 2020, NEC and SomaLogic mutually terminated the SAA and concurrently SomaLogic and NEC Solution Innovators, Ltd. (“NES”), a wholly owned subsidiary of NEC, entered into a new arrangement, the Joint Development & Commercialization Agreement (the “JDCA”), to develop and commercialize SomaScan® services in Japan. NES agreed to make annual payments of $2.0 million for five years, for a total of $10.0 million, in exchange for research and development activities, as described below. We determined the JDCA should be accounted for as a modification of the SAA. Therefore, the remaining SAA deferred revenue balance as of the date of the modification was included as consideration under the JDCA resulting in total consideration of $15.3 million for research and development activities. We determined that this arrangement also meets the criteria set forth in ASC 808. The JDCA contains three separate performance obligations: (i) research and development activities, (ii) assay services, and (iii) a 10-year exclusive license of our intellectual property.

(i) Research and Development Activities

We determined that NES is not a customer with respect to the research and development activities associated with the collaboration arrangement under ASC 808. We recognize revenue from these activities based on the progress made toward achieving the performance obligation utilizing input methods, including costs incurred, in collaboration revenue in the condensed consolidated statements of operations and comprehensive loss.

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(ii) Assay Services

We determined that NES is a customer for the assay services performance obligation, which should be accounted for using the criteria under ASC 606. We receive a fixed fee (standalone selling price) per sample in exchange for assaying samples, which is a service performed for other customers in the ordinary course of business. This performance obligation is recognized at a point in time when the assay data report is delivered to the customer and recorded in assay services revenue in the condensed consolidated statements of operations and comprehensive loss.

(iii) License of Intellectual Property

We determined that NES is a customer for the license performance obligation, which should be accounted for using the criteria under ASC 606. We receive royalties based on NES’ net sales and determined the allocation of royalties solely to this performance obligation is consistent with the objectives in ASC 606. This performance obligation was satisfied at the beginning of the license term. Subject to the sales and usage-based royalty exception, revenue is recognized in the period in which the subsequent sale or usage has occurred. Royalties are recorded in other revenue in the condensed consolidated statements of operations and comprehensive loss.

Other Revenue

Other revenue includes royalty revenue and revenue received from research grants. We recognize royalty revenue for fees paid by customers in return for a license to make, use or sell certain licensed products in certain geographic areas. These fees are equivalent to a percentage of the customer’s related revenues. We recognize revenue for sales-based or usage-based royalties promised in exchange for a functional license of intellectual property when the later of the following events occurs: (i) the subsequent sale or usage occurs, or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been satisfied. As such, revenue is recognized in the period in which the subsequent sale or usage has occurred.

In June 2008, SomaLogic and New England Biolabs, Inc. (“NEB”) entered into an exclusive licensing agreement, whereby we provide a license to use certain proprietary information and know-how relating to its aptamer technology to make and use commercial products. In exchange, we receive royalties from NEB for this functional license of intellectual property. In September 2022, SomaLogic and NEB entered into a license and settlement agreement (“NEB Agreement”) that terminated the existing exclusive licensing arrangement and provided for a settlement of $8.0 million of previously constrained royalties recognized for the year ended December 31, 2022. The NEB Agreement also provided a non-exclusive license arrangement for the same proprietary information and know-how under which we are guaranteed fixed minimum royalties of $15.0 million to be received over 3 years. We recognized revenue for the guaranteed fixed minimum royalties of $13.2 million for the year ended December 31, 2022, net of a significant financing component of $1.8 million. Any revenue above the guaranteed fixed minimum royalties is recognized in the period in which the subsequent sale or usage has occurred. We have recorded a receivable of $12.9 million as of September 30, 2023, of which $8.6 million is recorded in accounts receivable, net of current portion and $4.3 million is recorded in accounts receivable, net on the condensed consolidated balance sheets. Interest income related to the significant financing component was $0.2 million and $0.6 million for the three and nine months ended September 30, 2023, respectively, and is included in interest income and other, net in the condensed consolidated statements of operations and comprehensive loss.

Grant revenue represents funding under cost reimbursement programs or fixed rate arrangements from government agencies and non-profit foundations for qualified research and development activities performed by SomaLogic. We recognize grant revenue when it is reasonably assured that the grant funding will be received as evidenced through the existence of a grant arrangement, amounts eligible for reimbursement are determinable and have been incurred, the applicable conditions under the grant arrangements have been met, and collectability of amounts due is reasonably assured. The classification of costs incurred related to grants is based on the nature of the activities performed by SomaLogic. Grant revenue is recognized when the related costs are incurred and recorded in other revenue in the condensed consolidated statements of operations and comprehensive loss.

Illumina Cambridge, Ltd.

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On December 31, 2021, we entered into a multi-year arrangement with Illumina Cambridge, Ltd. (“Illumina Agreement”) to jointly develop and commercialize co-branded kits that will combine Illumina’s Next Generation Sequencing (“NGS”) technology with SomaLogic’s SomaScan technology. Pursuant to the agreement, we received a non-refundable upfront payment of $30.0 million on January 4, 2022. This arrangement is accounted for in accordance with ASC 606. We concluded there are two performance obligations: (1) SOMAmer reagents necessary to develop and commercialize NGS based proteomic products, inclusive of the rights to licenses, patents and training to allow for the use of such reagents and (2) an option to purchase goods post-commercialization with a material right (“Material Right”). The total transaction price is subject to a constraint since it is uncertain that commercialization will be achieved; and therefore the transaction price was determined to be $30.0 million and was allocated to each of the performance obligations identified on a relative standalone selling price basis. Revenue from the performance obligations is recognized as follows in product revenue in the condensed consolidated statements of operations and comprehensive loss:

Reagents: Revenue is recognized when control transfers to the customer (i.e., when the SOMAmer reagents are shipped). We estimated the standalone selling price (“SSP”) based on observable pricing of similar performance obligations.

Material Right: Revenue is recognized when Illumina exercises its option to purchase goods post-commercialization. We estimated the SSP based on an incremental discount to be provided to the customer adjusted for the likelihood that Illumina will exercise the option.

In June 2022, Illumina issued a purchase order that changed the promises under the Illumina Agreement. The purchase order represents a contract modification that is accounted for prospectively as if it were a termination of the existing contract and the creation of a new contract.

As a result, we determined that there were three new performance obligations (total of five performance obligations): (1) equipment bundle that includes customization services, integration services, system qualification services, site initiation services and training (“Equipment Bundle”), (2) qualification kits, and (3) support services. The contract modification resulted in an increase in the transaction price of $0.5 million. The updated transaction price was allocated between the performance obligations on a relative SSP basis. We estimated the SSP based on observable pricing of similar performance obligations. Revenue from the performance obligations is recognized as follows in product revenue in the condensed consolidated statements of operations and comprehensive loss:

Equipment Bundle: Revenue is recognized based on the progress made toward achieving the performance obligation utilizing input methods, including costs incurred.

Qualification Kits: Revenue is recognized when control transfers to the customer (i.e., when the qualification kits are shipped).

Support Services: Revenue is recognized for the support services as the services are provided.

We did not recognize any revenue during the three and nine months ended September 30, 2023 or 2022 pursuant to the Illumina Agreement for performance obligations satisfied.

Restricted Cash

Restricted cash represents cash on deposit with a financial institution as security for letters of credit outstanding for the benefit of the landlords related to operating leases and a bank guarantee with an international customer. The portion of restricted cash expected to be released within twelve months is classified as prepaid expenses and other current assets on the condensed consolidated balance sheets was $0.5 million and $4.7 million as of September 30, 2023 and December 31, 2022, respectively. Cash expected to be restricted for greater than twelve months is classified as other long-term assets on the condensed consolidated balance sheets was $0.6 million and $0.8 million as of September 30, 2023 and December 31, 2022.

SomaLogic, Inc.

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Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the tax bases of assets and liabilities and their respective financial reporting amounts, based on enacted tax laws and statutory tax rates applicable to the periods in which these temporary differences are expected to reverse. We evaluate the need to establish or release a valuation allowance based upon expected levels of taxable income, future reversals of existing temporary differences, tax planning strategies, and recent financial operations. Valuation allowances are established to reduce deferred tax assets to the amount expected to be more likely than not realized in the future.

The effect of income tax positions is recognized only when it is more likely than not to be sustained. Interest and penalties associated with uncertain tax positions are recorded in income tax benefit (provision) in the condensed consolidated statements of operations and comprehensive loss.

Segment Information

We have one operating segment. Our chief operating decision maker (the “CODM”) role is performed by our Chief Executive Officer. The CODM manages our operations on a consolidated basis for purposes of allocating resources and assessing performance. Substantially all of our operations and decision-making functions are located in the United States.

Other Significant Accounting Policies

Our significant accounting policies are described in our 2022 Form 10-K. There have been no significant changes to those policies.

Recent Accounting Pronouncements

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies so long as we remain an emerging growth company.

Recently Adopted Accounting Standards

Financial Instruments — Credit Losses. In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which sets forth a “current expected credit loss” (“CECL”) model that requires us to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. We adopted ASU 2016-13, as amended, on January 1, 2023 using a modified retrospective approach and recorded a cumulative effect adjustment to accumulated deficit. The adoption of ASU 2016-13 did not have a material impact on our condensed consolidated financial statements.

Accounting Standards Not Yet Adopted

Convertible Debt, Contracts in an Entity’s Own Equity and EPS. In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in an Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible debt by removing the requirements to separately present certain conversion features in equity. In addition, the amendment also simplifies the guidance in ASC Subtopic 815-40, Derivatives and Hedging: Contracts in Entity's Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity. Further, contracts which can be settled in cash or shares, excluding liability-classified share-based payment awards, are to be included in diluted earnings per share using the “if-converted” method if the effect is dilutive, regardless of whether the entity or the counterparty can choose between cash and share settlement. The share-settlement presumption may not be rebutted based on past experience or a stated policy. ASC 2020-06 is effective for us on January 1, 2024, although early adoption is permitted. ASU 2020-06 may be adopted through either the fully retrospective or modified retrospective method of transition. We do not expect this standard to have a material impact to our condensed consolidated financial statements and related disclosures.

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Note 3 — Revenue

The following table disaggregates our revenue by product line:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Assay services revenue	$17,866	$17,574	$52,882	$47,305
Product revenue	3,418	1,051	7,513	2,218
Collaboration revenue	763	763	2,288	2,288
Other revenue:
Royalties	—	22,305	—	26,190
Other	1	20	212	836
Total other revenue	1	22,325	212	27,026
Total revenue	$22,048	$41,713	$62,895	$78,837

Contract Balances and Remaining Performance Obligations

As of September 30, 2023 and December 31, 2022, deferred revenue of $34.0 million and $35.1 million, respectively, was comprised of balances related to our collaboration revenue, product, assay services, and other revenue. As of September 30, 2023 and December 31, 2022, the portion of deferred revenue related to collaboration revenue was $2.6 million and $2.9 million, respectively. As of September 30, 2023, the estimated remaining performance period is 1.5 years. As of September 30, 2023 and December 31, 2022, the portion of deferred revenue related to assay services and other revenue was $1.0 million and $1.8 million, respectively. As of September 30, 2023, the deferred revenue related to assay services and other revenue will be recognized within 12 months.

As of September 30, 2023 and December 31, 2022, the deferred product revenue related to the Illumina Agreement amounted to $30.4 million for each period. As of September 30, 2023, the estimated remaining performance obligation period is approximately 7.3 years.

During the three and nine months ended September 30, 2023, we recognized revenue of $1.3 million and $2.9 million, respectively, from deferred revenue recorded in prior periods.

Note 4 — Accounts Receivable, net

Accounts receivable, net consisted of the following:

(in thousands)	September 30, 2023	December 31, 2022
Accounts receivable	$29,949	$26,441
Less: allowance for expected credit losses	(538)	(151)
Accounts receivable, net	$29,411	$26,290
Accounts receivable, net (current)	$20,730	$17,006
Accounts receivable, net of current portion	$8,681	$9,284

Note 5 — Business Combinations

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On August 31, 2022, we acquired 100% of the equity interests in Palamedrix, Inc. ("Palamedrix") (the “Palamedrix Acquisition”) in exchange for purchase consideration of $29.7 million. Consideration transferred included cash of $15.8 million, equity consideration of $12.5 million, and contingent consideration of $1.4 million. Palamedrix is a DNA nano tech firm that provides scientific and engineering expertise, miniaturization technology and enhanced ease-of-use capabilities that we intend to leverage as we develop the next generation of SomaScan® Assay.

The Palamedrix Acquisition provided for up to $0.5 million to be paid to the founders contingent upon settlement of pre-acquisition legal matters (the “Holdback Contingent Consideration”). It also provided for three potential additional payments of up to $17.5 million to the owners, including non-founder and founder employees, to be settled in cash and/or Common Stock contingent on the achievement of certain net sales milestone targets by the fifth and sixth year anniversary of the closing date of the acquisition (the “Milestone Contingent Consideration”).

Note 6 — Fair Value Measurements

Assets measured at fair value on a recurring basis

The following tables set forth our financial assets measured at fair value on a recurring basis and the level of inputs used in such measurements:

As of September 30, 2023
(in thousands)	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Cash and cash equivalents:
Cash	$8,760	$—	$—	$8,760	Level 1
Money market funds	296,811	—	—	296,811	Level 1
Total cash and cash equivalents	305,571	—	—	305,571
Investments:
U.S. Treasuries	148,234	7	(2)	148,239	Level 2
Total investments	148,234	7	(2)	148,239
Total assets measured at fair value on a recurring basis	$453,805	$7	$(2)	$453,810

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As of December 31, 2022
(in thousands)	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Aggregate Fair Value	Fair Value Level
Cash and cash equivalents:
Cash	$44,045	$—	$—	$44,045	Level 1
Money market funds	377,785	—	—	377,785	Level 1
Total cash and cash equivalents	421,830	—	—	421,830
Investments:
Commercial paper	58,794	—	(195)	58,599	Level 2
U.S. Treasuries	35,252	—	(175)	35,077	Level 2
Corporate bonds	11,782	—	(39)	11,743	Level 2
Agency bonds	12,426	—	(87)	12,339	Level 2
Total investments	118,254	—	(496)	117,758
Total assets measured at fair value on a recurring basis	$540,084	$—	$(496)	$539,588

As of September 30, 2023 and December 31, 2022, we had $0.1 million and $0.5 million, respectively, of accrued interest on investments recorded in prepaid expenses and other current assets on the condensed consolidated balance sheets.

Our investments consist of money market funds, commercial paper, U.S. Treasuries, corporate bonds, and agency bonds. All of the commercial paper, U.S. Treasuries, corporate bonds and agency bonds are designated as available-for-sale securities and have an effective maturity date that is less than one year from the respective balance sheet date, and accordingly, have been classified as current in the condensed consolidated balance sheets.

We classify our investments in money market funds within Level 1 of the fair value hierarchy because they are valued using quoted market prices. We classify our commercial paper, U.S. Treasuries, asset-backed securities, corporate bonds and agency bonds as Level 2 and obtain the fair value from a third-party pricing service, which may use quoted market prices for identical or comparable instruments or model-driven valuations using observable market data or inputs corroborated by observable market data.

We adopted ASU 2016-13 on January 1, 2023. Under the new guidance, we evaluated our available-for-sale securities with unrealized losses for impairment, considering available evidence, including the extent to which fair value is less than cost, whether an allowance for expected credit loss is required, and adverse factors that could affect the value of the securities. Any unrealized losses from declines in fair value below the amortized cost basis as a result of non-credit factors are recognized in accumulated other comprehensive loss as a separate component of stockholders’ equity, along with unrealized gains. Realized gains and losses and declines in fair value, if any, on available-for-sale securities are included in interest and other income, net in the condensed consolidated statements of operations and comprehensive loss.

We evaluated the available-for-sale securities as of September 30, 2023 and determined that no available-for-sale securities in an unrealized loss position are arising from credit related reasons. Additionally, we do not intend to sell or believe that it is not more likely than not that we will be required to sell the securities before recovery of the amortized cost bases and have therefore not recorded any allowances for available-for-sale securities in our allowance for expected credit losses as of September 30, 2023. We did not recognize material realized gains or losses for the three or nine months ended September 30, 2023.

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Liabilities measured at fair value on a recurring basis

The following table presents information about our liabilities that are measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation inputs we utilized to determine such fair value:

(in thousands)	September 30, 2023	December 31, 2022	Fair Value Level
Warrant liability - public warrants	$1,214	$2,208	Level 1
Warrant liability - private placement warrants	1,103	2,005	Level 2
Earn-out liability	—	15	Level 3
Milestone Contingent Consideration	1,512	1,165	Level 3
Holdback Contingent Consideration	450	450	Level 3
Total liabilities measured at fair value on a recurring basis	$4,279	$5,843

Liabilities that are measured at fair value on a recurring basis are recorded on the condensed consolidated balance sheet as of September 30, 2023 as follows:

(in thousands)	September 30, 2023	December 31, 2022
Other current liabilities	$450	$—
Warrant liabilities	2,317	4,213
Other long-term liabilities	1,512	1,630
Total liabilities measured at fair value on a recurring basis	$4,279	$5,843

Warrant liabilities

The public warrants were valued using Level 1 inputs as they are traded in an active market. The fair value of the private placement warrants is equivalent to that of the public warrants as they have substantially the same terms; however, as they are not actively traded, they are classified as Level 2 in the hierarchy table above.

Earn-out liability

The fair value of the Earn-Out Shares was estimated using a Monte Carlo simulation model. The fair value is based on the simulated price of the Company over the maturity date of the contingent consideration and increased by estimated forfeitures of Earn-Out Shares issued to Earn-Out Service Providers. During the three months ended March 31, 2023, the earn-out liability was determined to be immaterial and was fully written off. As of September 30, 2023, the Earn-Out Shares have been forfeited as the 24-month anniversary of the closing date of the SPAC Merger has passed.

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Milestone Contingent Consideration

The fair value of the Milestone Contingent Consideration was estimated using a Monte Carlo simulation model. The fair value is based on an option pricing framework, whereby a range of possible scenarios were simulated around forecasted net sales.

The significant unobservable inputs used in the Monte Carlo simulation to measure the Milestone Contingent Consideration that are categorized within Level 3 of the fair value hierarchy were as follows:

	September 30, 2023	December 31, 2022
Volatility	25.0%	35.0%
Risk-free rate	4.9%	4.0%
Weighted average cost of capital	30.0%	30.0%
Cost of debt	12.5% - 13.2%	10.0%

The change in the fair value of the Milestone Contingent Consideration is summarized as follows:

(in thousands)	Fair Value
Balance as of December 31, 2022	$1,165
Change in fair value of Milestone Contingent Consideration	347
Balance as of September 30, 2023	$1,512

Holdback Contingent Consideration

The fair value of Holdback Contingent Consideration was estimated using a scenario-based analysis. The fair value is based on the expected holdback release date and expected holdback payment. The future expected payments were discounted to the valuation date using the cost of debt.

The significant unobservable inputs used in the scenario-based analysis to measure the holdback contingent consideration that are categorized within Level 3 of the fair value hierarchy were as follows:

	September 30, 2023	December 31, 2022
Cost of debt	13.5%	10.2%

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Note 7 — Leases

We have operating leases for certain office spaces with lease terms ranging from two to five years. These leases require monthly lease payments that may be subject to annual increases throughout the lease term. Certain of these leases also include renewal options at our election to renew or extend the leases for additional periods ranging from three to ten years. These optional periods have not been considered in the determination of the ROU assets or lease liabilities associated with these leases as we did not consider the exercise of these options to be reasonably certain. The ROU asset is included in other long-term assets on the condensed consolidated balance sheets and was $4.3 million and $3.9 million as of September 30, 2023, and December 31, 2022, respectively.

Lease Costs

Lease costs for operating leases are recognized on a straight-line basis over the lease term. The total lease cost for the period was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Operating lease cost	$604	$6,477	$1,786	$7,284
Variable lease cost	415	270	1,119	660
Short-term lease cost	3	12	27	35
Total lease cost	$1,022	$6,759	$2,932	$7,979

Lease Maturities

The table below reconciles the undiscounted lease payment maturities to the lease liabilities for our operating leases:

(in thousands)	September 30, 2023
Remainder of 2023	$643
2024	1,875
2025	1,588
2026	920
Total	5,026
Less: amount of lease payments representing interest	(293)
Present value of future minimum lease payments	4,733
Less: current operating lease liabilities (included in other current liabilities)	(1,970)
Long-term operating lease liabilities (included in other long-term liabilities)	$2,763

Supplemental Lease Information

Supplemental information related to our operating leases was as follows:

September 30, 2023
Weighted average remaining lease term	2.6 years
Weighted average discount rate	4.3%

Cash paid for amounts included in the measurement of our operating lease liabilities for the nine months ended September 30, 2023 and 2022 was $1.9 million and $1.4 million, respectively.

In July 2023, we extended the term of a lease for office space by three years. The lease was set to expire in December 2023 and will now expire in December of 2026. The amendment was accounted for as a lease modification and resulted in a $2.0 million increase to the related ROU asset and operating lease liability.

In February 2022, we executed two separate lease agreements (the “Leases”) to lease buildings pending construction that had not yet commenced. Both leases were set to expire on November 30, 2033, unless extended or early terminated in accordance with the terms of the lease. In accordance with the lease agreements, we made a deposit of $4.1 million during the first quarter of 2022. The deposit was restricted from withdrawal and held by a bank in the form of collateral for an irrevocable standby letter of credit held as security.

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Notes to Condensed Consolidated Financial Statements

Unaudited

On August 25, 2022, we entered into a lease termination agreement (the “Lease Termination”) for the Leases prior to lease commencement. As consideration for the termination of the Leases, we agreed to pay the landlord a termination fee of $6.0 million of which $2.5 million was paid on the termination date. During the fourth quarter of 2022 the remaining liability was reduced by $1.0 million after the landlord entered into a separate lease with a third party. The remaining $2.5 million liability was paid in January 2023 and the $4.1 million deposit was released in March 2023.

Note 8 — Inventory

Inventory consisted of the following:

(in thousands)	September 30, 2023	December 31, 2022
Raw materials	$22,531	$16,710
Work in process	1,433	1,191
Finished goods	1,039	639
Total inventory	$25,003	$18,540
Inventory (current)	$13,884	$13,897
Non-current inventory	$11,119	$4,643

Note 9 — Accrued Liabilities and Other Long-Term Liabilities

Accrued liabilities consisted of the following:

(in thousands)	September 30, 2023	December 31, 2022
Accrued compensation	$9,261	$13,897
Accrued restructuring costs	316	2,223
Accrued lease termination fee	—	2,500
Accrued real estate agent commission	—	764
Accrued medical claims	623	663
Other	629	631
Total accrued liabilities	$10,829	$20,678

Other long-term liabilities consisted of the following:

(in thousands)	September 30, 2023	December 31, 2022
Long-term operating lease liabilities	$2,763	$2,063
Milestone consideration replacement award liability	1,932	1,261
Milestone Contingent Consideration	1,512	1,165
Holdback Contingent Consideration(1)	—	450
Long-term deferred tax liability	1,060	585
Earn-out liability	—	15
Total other long-term liabilities	$7,267	$5,539

(1)	As of September 30, 2023, the holdback contingent consideration is included within other current liabilities on the condensed consolidated balance sheet.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements

Unaudited

Note 10 — Commitments and Contingencies

Legal Proceedings

We are subject to claims and assessments from time to time in the ordinary course of business. We will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. We are not currently party to any material legal proceedings in which a potential loss is probable or reasonably estimable.

Indemnification

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but that have not yet been made. To date, we have not paid any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

Note 11 — Stockholders' Equity

Under our amended and restated certificate of incorporation, we are authorized to issue 600,000,000 shares of Common Stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

As of September 30, 2023, there were an aggregate of 5,519,991 and 5,013,333 outstanding public warrants and private placement warrants, respectively. Each warrant entitles the holder to purchase one share of our Common Stock at a price of $11.50 per share at any time commencing on February 25, 2022. As of September 30, 2023, no warrants have been exercised. The warrants will expire on September 1, 2026 or earlier upon redemption or liquidation.

There have been no significant changes to the disclosures in our 2022 Form 10-K related to Common Stock, preferred stock, or our public and private placement warrants, including warrant redemption terms.

Note 12 — Stock-based Compensation

We have various stock-based compensation plans, which are more fully described in Part II, Item 8 “Financial Statements and Supplementary Data - Note 13 to the Consolidated Financial Statements - Stock-based Compensation” in the 2022 Form 10-K. Under the 2021 Omnibus Incentive Plan (the “2021 Plan”), we have the ability to grant several forms of incentive awards to our eligible employees, directors, and non-employee consultants.

Effective January 2023, we increased the reserve of Common Stock for issuance under all incentive plans by approximately 9 million shares in accordance with the 2021 Plan.

The following table summarizes our stock-based compensation expense:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Cost of assay services revenue	$180	$327	$556	$910
Cost of product revenue	29	12	67	37
Research and development	1,459	2,780	4,569	6,346
Selling, general and administrative	2,336	13,775	10,302	27,732
Total stock-based compensation	$4,004	$16,894	$15,494	$35,025

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements

Unaudited

The following table summarizes activity for stock options and RSUs during the nine months ended September 30, 2023:

	Stock Options(1)	RSUs(2)
Outstanding as of December 31, 2022	23,541,194	3,084,379
Granted	6,460,990	1,365,035
Exercised or Issued	(124,173)	(776,598)
Forfeited	(4,139,356)	(943,918)
Expired	(62,857)	—
Outstanding as of September 30, 2023	25,675,798	2,728,898

(1)	The stock options generally vest over four years, with 25% vesting upon the first-year anniversary of the grant date and the remaining options vesting ratably each month thereafter.

(2)	The RSUs vest subject to the satisfaction of service requirements. The grant date fair values of these awards are determined based on the closing price of our Common Stock on the date of grant.

We also incurred incremental stock-based compensation expense related to option modifications of nil and $1.3 million for the three and nine months ended September 30, 2023. We incurred incremental stock-based compensation related to option modifications of $7.5 million and $7.8 million for the three and nine months ended September 30, 2022.

We recorded $1.4 million and $5.0 million in stock-based compensation expense related to the Service Provider Earn-Outs during the three and nine months ended September 30, 2022, respectively. As the derived service period has passed, expenses related to the Service Provider Earn-Outs were fully recognized as of December 31, 2022.

Note 13 — Income Taxes

For the three and nine months ended September 30, 2023, we recognized a provision for income taxes of $0.5 million after applying our estimated annual effective income tax rate, which reflects the impacts of the previously recorded valuation allowance. For the three and nine months ended September 30, 2022, we recorded an income tax benefit of $0.6 million as a result of a change in our previously recorded valuation allowance due to deferred tax liabilities attributable to indefinite-lived assets that resulted from the Palamedrix Acquisition.

The provision for foreign income taxes was immaterial for the three and nine months ended September 30, 2023 and 2022.

Utilization of our net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration or elimination of the net operating loss and tax credit carryforwards before utilization. Management believes that the limitation will not limit utilization of the carryforwards prior to their expiration.

Note 14 — Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Net loss	$(22,157)	$(32,942)	$(81,131)	$(59,906)
Weighted-average shares outstanding, basic and diluted	187,070,510	184,407,874	186,780,699	183,209,213
Net loss per share, basic and diluted	$(0.12)	$(0.18)	$(0.43)	$(0.33)

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements

Unaudited

During periods in which we incur a net loss, diluted weighted average shares outstanding are equal to basic weighted average shares outstanding because the effect of all awards is anti-dilutive. The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Three and Nine Months Ended September 30,
	2023	2022
Anti-dilutive shares:
Stock options to purchase common stock	25,675,798	23,393,872
Public warrants and private placement warrants	10,533,324	10,533,324
Unvested RSUs	2,728,898	3,180,425
Replacement awards subject to vesting conditions	933,242	1,209,801
Employee stock purchase plan	78,031	45,783
Total anti-dilutive shares	39,949,293	38,363,205

Note 15 — Related Parties

Casdin Partners Master Fund, L.P (“Casdin”), founded by Eli Casdin, a member of our Board of Directors and one of our principal owners, was a shareholder of Palamedrix. Upon our acquisition of Palamedrix, Casdin received $0.8 million in cash, $0.8 million in equity, and the right to receive up to $0.3 million of Milestone Contingent Consideration related to the achievement of net sales milestones.

Note 16 — Restructuring

On December 16, 2022, following the completion of a strategic review of our business, we announced a workforce reduction plan (the "Strategic Reorganization") to reduce operating costs and focus on long-term growth opportunities in our life sciences business. Under this Strategic Reorganization, we reduced our workforce by approximately 16%, with a majority of these employees separating in December and the remaining affected employees separating over the next three-month period. Employees who were impacted by the restructuring were eligible to receive severance benefits contingent upon an impacted employee's execution of a separation agreement, which included a general release of claims against us. Certain impacted employees were covered by employment agreements or an existing severance plan that provides termination benefits.

One-time termination benefits were recorded pursuant to ASC 420, Exit or Disposal Cost Obligations, while termination benefits under ongoing benefit arrangements were recorded pursuant to ASC 712, Compensation - Nonretirement Postemployment Benefits.

We recognized restructuring charges of approximately nil and $1.1 million primarily related to one-time termination benefits during the three and nine months ended September 30, 2023, respectively. We do not expect to incur additional material employee severance and benefits expense. This reflects our best estimate, which may be revised in subsequent periods as the Strategic Reorganization progresses.

The following table outlines the components of the restructuring charges included in the condensed consolidated statements of operations and comprehensive loss:

(in thousands)	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2023
Cost of assay services revenue	$—	$19
Research and development	—	243
Selling, general and administrative	—	838
Total employee severance and benefits	$—	$1,100

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
Unaudited

The following table outlines the changes in liabilities associated with our Strategic Reorganization, including restructuring expenses incurred and cash payments for the nine months ended September 30, 2023:

(in thousands)
Balance at December 31, 2022	$2,223
Accruals	1,062
Payments	(2,969)
Balance at September 30, 2023	$316

The restructuring liabilities are included in accrued liabilities in the condensed consolidated balance sheets. We expect that substantially all of the remaining accrued restructuring liabilities will be paid in cash over the next 12 months. The charges recognized in the rollforward of our accrued restructuring liabilities do not include items charged directly to expense for extension of the exercise period of vested options.

Note 17 — Subsequent Event

On October 4, 2023, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Standard BioTools, Inc. (“Standard BioTools”) and Martis Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Standard BioTools, pursuant to which, among other things, Merger Sub will merge with and into SomaLogic (the “Merger”), and we will continue as a wholly owned subsidiary of Standard BioTools. At the effective time of the Merger, each share of our common stock issued and outstanding will be converted into a right to receive 1.11 (the “Exchange Ratio”) shares of common stock of Standard BioTools (“Standard BioTools Common Stock”). Our common stockholders will own approximately 57% and Standard BioTools’ common stockholders will own approximately 43% of the outstanding shares of common stock of the combined company on a fully diluted basis.

In addition, as of the effective time of the Merger, Standard BioTools will assume each of our stock incentive plans, outstanding options to purchase shares of our common stock (the “Options”), and outstanding restricted stock units convertible into shares of our common stock (“RSUs” and together with the Options, the “Equity Awards”), whether vested or unvested. Each such Equity Award so assumed by Standard BioTools will continue to have, and be subject to, the same terms and conditions applicable to such Equity Award immediately prior to the effective time of the Merger, except that (i) such Option will be exercisable for that number of shares of Standard BioTools Common Stock equal to the number of shares of our common stock subject to such Option immediately prior to the effective time of the Merger multiplied by the Exchange Ratio and rounded down to the next nearest share of Standard BioTools common stock, (ii) the exercise price per share will be the exercise price per share in effect for that Option immediately prior to the effective time of the Merger divided by the Exchange Ratio and rounded up to the next nearest cent and (iii) such RSU will vest for that number of shares of Standard BioTools Common Stock equal to the number of shares of our common stock subject to such RSU immediately prior to the effective time of the Merger multiplied by the Exchange Ratio and rounded to the next nearest share of Standard BioTools Common Stock.

In addition, as of the effective time of the Merger, each of our warrants exercisable for one share of SomaLogic Common Stock shall be treated in accordance with its terms.

We have agreed with Standard BioTools to use reasonable best efforts and take all necessary action such that, as of the effective time of the Merger, the board of directors of the combined company will consist of seven members, with three such members designated by Standard BioTools, three such members designated by SomaLogic and one such member designated by Standard BioTools’ Series B-1 preferred stockholder, with at least one Standard BioTools designee and one SomaLogic designee appointed to each of the three classes of the Standard BioTools classified board. The parties have also agreed that Michael Egholm, Ph.D., will serve as Chief Executive Officer, Jeffrey Black will serve as Chief Financial Officer, Adam Taich will serve as Chief Strategy Officer and Shane Bowen will serve as Chief Technology Officer.

Eli Casdin, a member of our Board of Directors and one of our principal owners, is also a principal owner of Standard BioTools.

SomaLogic, Inc.
Notes to Condensed Consolidated Financial Statements
Unaudited

For additional information related to the Merger Agreement, refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2023, which includes the full text of the Merger Agreement as Exhibit 2.1.